EX-99.B(g)


                                   SCHEDULE A

                 PORTFOLIOS OF PBHG INSURANCE SERIES FUND, INC.


     This Custodian Agreement is by and between Core Stated Bank N.A. and the Fund, on behalf of the following Portfolios:

PBHG Growth II Portfolio
PBHG Select 20 Portfolio
PBHG Large Cap Growth Portfolio
PBHG Technology & Communications Portfolio
PBHG Large Cap Value Portfolio
PBHG Small Cap Value Portfolio
PBHG Mid-Cap Value Portfolio





Date: February 20, 1998


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                                                                      EX-99.B(g)





                         SHAREHOLDER SERVICES AGREEMENT


     THIS AGREEMENT is entered into the 1st day of January, 1998, by and between The PBHG Insurance Series Funds, Inc. a Maryland corporation (the "Fund"), and PBHG Fund Services, a Pennsylvania business trust ("Fund Services").

                                   WITNESSETH:

     WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Fund Services serves as Administrator to the Fund and each of its separate series (the "Portfolios") and classes and provides administrative services pursuant to an administrative services agreement between the Fund and Fund Services; and

     WHEREAS, the Fund desires to retain Fund Services to provide certain additional services to the Fund, its Portfolios and the holders of shares thereof, which services are supplemental and related to services provided by DST Systems, Inc. ("DST") pursuant to a transfer agency agreement between the Fund and DST (the "DST Agreement"); and

     WHEREAS, Fund Services proposes to engage UAM Shareholder Services Center, Inc. ("UAM SSC") to assist in providing certain services provided for by this Agreement pursuant to a sub-shareholder services agreement between Fund Services and UAM SSC.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein

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contained, the Fund and Fund Services, intending to be legally bound, hereby agree as follows:

1. Scope. In addition to the Portfolio and classes of shares thereof existing on the effective date of this Agreement, the Fund may from time to time hereafter create additional Portfolios and issue separate classes of its shares of common stock or classify and reclassify shares of any Portfolio or class, and the appointment effected hereby shall constitute appointment for the provision of services with respect to all existing Portfolios and classes and any additional Portfolios and classes unless the parties shall otherwise agree in writing.

2. Appointment. The Fund hereby appoints Fund Services to perform such services and to serve such functions as are set forth in Appendix A hereto, which appendix is incorporated herein by this reference. Appendix A may not be amended except by written agreement between the Fund and Fund Services. Fund Services hereby agrees to perform such services and serve such functions as provided in Appendix A in accordance with the terms and conditions set forth in this Agreement.

3. Obligations Under DST Agreement. To the extent that the provisions or requirements of the DST Agreement and any agreement related thereto may impose obligations on Fund Services to provide services, conform to a standard of conduct, adhere to a stipulated process or procedure, or otherwise undertake to perform a defined duty or responsibility, or may require the Fund to ensure that Fund Services fulfills such obligations, Fund Services shall perform such obligations and shall at all times use reasonable care and act in good faith in performing such obligations.

4. Duties and Responsibilities of Fund Services. In connection with the services provided by Fund Services pursuant to this Agreement, Fund Services shall directly or indirectly:

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     a. Personnel. Provide the services of personnel competent to perform the obligations of Fund Services under this Agreement.

     b. Facilities. Furnish, at its own expense, such office facilities, furnishings, office equipment and other property and resources as are necessary for the fulfillment of the obligations of Fund Services under this Agreement.

     c. Books and Records. With respect to the services provided by Fund Services, maintain customary records, and particularly shall maintain those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph
(b) of Rule 31a-1 under the 1940 Act. Fund Services may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of Rule 17Ad-7 adopted under the Securities Exchange Act of 1934. Such materials will not be destroyed by the Fund without the consent of Fund Services (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

     d. Reports to the Fund. Furnish to or place at the disposal of the Fund such information, reports, evaluations, analyses, and opinions relating to the services performed by Fund Services under this Agreement, and performed by UAM SSC (or other third party service provider) under any sub-shareholder services agreement (as provided for hereunder), as the Fund may reasonably request or as Fund Services may deem helpful to the Fund to make an informed determination regarding the rendering of services by Fund Services, the continuation of this Agreement, and the payments contemplated to be made hereunder.

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5. Fees. In consideration of the services performed by Fund Services under this
Agreement, the Fund shall such pay fees to Fund Services as are set forth in Appendix B hereto, which appendix is incorporated herein by this reference. In addition to the fees set forth in Appendix B, Fund Services shall be entitled to reimbursement from the Fund for all reasonable out-of-pocket expenses without mark-up incurred by Fund Services in connection with the performance of the services provided for in this Agreement. Fund Services shall conduct an evaluation of the fees payable under this Agreement at six month intervals and shall advise the Fund as to any adjustments in fees that Fund Services deems appropriate, but in any event, Appendix B may not be amended except by the written agreement of the Fund and Fund Services.

6. Third Party Service Providers. The Fund agrees that Fund Services may enter into a sub-shareholder services agreement or related agreements with UAM SSC or other service providers to perform certain services provided for by this Agreement. Fund Services' obligations and the standards of care under which Fund Services has undertaken to fulfill such obligations, and the indemnification that Fund Services has agreed to provide under this Agreement may not, however, be impaired or assigned by Fund Services without the consent and approval of the Board of Directors of the Fund.

7. Certain Representations and Warranties of Fund Services. Fund Services represents and warrants to the Fund that:

     a. It is a business trust duly formed and validly subsisting under the laws of the Commonwealth of Pennsylvania.

     b. It is duly qualified to carry on its business in the Commonwealth of Pennsylvania.

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

     c. It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform the services contemplated in this Agreement.

     d. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.

     e. All requisite proceedings of the Trustees have been taken to authorize it to enter into and perform this Agreement.

     f. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

8. Certain Representations and Warranties of the Fund. The Fund represents and warrants to Fund Services that:

     a. It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

     b. It is an open-end management investment company registered under the 1940 Act.

     c. A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of the Fund being offered for sale.

     d. All requisite steps have been and will continue to be taken to register the Fund's shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such states.

     e. The Fund is empowered under applicable laws and by its Charter and Bylaws to enter into and perform this Agreement.

9. Certain Covenants of Fund Services and the Fund.

     a. Records are Property of the Fund. To the extent required by Section 31 of the

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1940 Act, and the rules thereunder, Fund Services agrees that all records maintained by Fund Services relating to the services to be performed by Fund Services under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

     b. Financial Statements. Fund Services agrees to furnish to the Fund annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Fund. The annual financial statements shall be certified by the independent auditors retained by the parent of Fund Services.

     c. Information Concerning the Fund. The Fund agrees to furnish or otherwise make available to Fund Services such information relating to the business and affairs of the Fund as Fund Services may reasonably require to discharge its duties and obligations hereunder. The Fund further agrees to provide Fund Services with information and updates relating to new product and service introductions and sales and marketing efforts that may reasonably be expected to impact on shareholder or prospective shareholder telephone call volume so that Fund Services can properly allocate the resources necessary to fulfill its obligations under this Agreement.

     d. Cooperation in Shareholder Responses. The Fund agrees that the Fund will, and shall cause the Fund's investment adviser to, cooperate with Fund Services to the extent necessary to formulate appropriate responses to written inquiries from shareholders concerning investment strategy and philosophy and market commentary.

10. Quality Control.

     a. Audits. Fund Services shall be responsible for periodically conducting quality control audits with respect to telephone purchase, redemption and exchange requests and account changes received and processed by Fund Services or any third party service provider with which Fund Services has contracted to perform any of the services provided for under this Agreement. Fund Services shall promptly report the results of such quality control audits to the Fund.

     b. Inspections. Fund Services shall permit the Fund and its authorized representatives, including, but not limited to, the Fund's independent auditors, to have reasonable access to the personnel and records of Fund Services, and to make periodic inspections of the operations of Fund Services as such would involve the Fund at reasonable times during business hours for the purpose of monitoring the quality of services performed by Fund Services, and the level of fees and reimbursements to which Fund Services is entitled, under this Agreement.

     c. Monitoring of Exchange Privileges. Fund Services shall use its reasonable efforts to detect and prevent shareholder violations of telephone exchange privileges as described in the Fund's prospectuses.

     d. Service Improvement. Fund Services shall use its reasonable efforts to keep current on the trends of the investment company industry relating to shareholder services and to continue to modernize and improve its service delivery mechanisms.

     e. Year 2000 Compliance. Fund Services represents that its Information System (as defined in Exhibit C) will be Year 2000 Compliant as set forth in Exhibit C, attached hereto.

11. Liability and Indemnification.

     a. Indemnification by the Fund. Fund Services shall not be responsible for, and the Fund shall indemnify and hold Fund Services harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys' fees)

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

which may be asserted against Fund Services or for which Fund Services may be held to be liable, arising out of, or are attributable to, the Fund's failure to comply with the terms of this Agreement, or arising out of or attributable to, the Fund's negligence or willful misconduct or breach of any representation or warranty of the Fund hereunder.

     b. Indemnification by Fund Services. The Fund shall not be responsible for, and Fund Services shall indemnify the Fund, its officers and directors and hold them harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys' fees) which may be asserted against the Fund or for which the Fund may be held to be liable, arising out of, or attributable to, Fund Services' failure to comply with the terms of this Agreement, or arising out of, or are attributable to, any negligence or willful misconduct or breach of any representation or warranty of Fund Services hereunder.

     c. Notice of Potential Claims; Defense of Claims. Fund Services and the Fund agree that each shall promptly notify the other in writing of any situation which represents or appears to involve a claim which may be the subject of indemnification hereunder, although the failure to provide such notification shall not relieve the indemnifying party of its liability pursuant to this
Section 11. The indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it will notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim. If the indemnifying party elects not to defend against such claim, the indemnified party shall be entitled to advance of reasonable expenses to defend such claim. Notwithstanding the foregoing, the indemnified party shall not enter into any settlement of such matter without the written consent of the indemnifying

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

party, which consent shall not be withheld unreasonably. The indemnifying party shall not be obligated to indemnify the indemnified party for any settlement entered into without the written consent of the indemnifying party. If the consent of the indemnified party is required to effectuate any settlement and the indemnified party refuses to consent to any settlement negotiated by the indemnifying party, the liability of the indemnifying party for losses arising out of or due to such matter shall be limited to the amount to the rejected proposed settlement.

     d. Except for violations of Section 17c. hereunder, in no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, to the other party, for consequential damages for any act or failure to act under any provision of this Agreement even if advised of the possibility thereof.

     e. Survival of Provisions. The obligations of Fund Services and the Fund pursuant to this Section 11 shall survive the termination of this Agreement.

12. Limitations on Liability

     a. Subcontractors. Nothing herein shall impose any duty upon Fund Services in connection with or make Fund Services liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, the U.S. mails and telecommunication companies, provided, if Fund Services selected such company, Fund Services shall have exercised reasonable care in selecting the same. The foregoing limitation of liability with respect to actions or omissions of unaffiliated third parties shall not be construed to relieve Fund Services of any obligations under Section 6 hereof with respect to any services that Fund Services has agreed to perform under this agreement that are ultimately performed by other parties.

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

     b. Portfolios as Separate Parties. Each Portfolio shall be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

13. Term of Agreement. This Agreement shall become effective on the day and year first written above and, unless sooner terminated as hereinafter provided, shall continue in effect for an initial period that will expire on December 31, 1998, and thereafter shall continue in effect from year to year provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined by the 1940 Act) of any such party, which vote shall be cast in person at a meeting called for the purpose of voting on such approval.

14. Termination.

     a. Material Breach. This Agreement may be terminated by either party in the event of a material breach of the Agreement by the other party upon thirty (30) days' prior written notice to the other party; provided, however, that the Agreement shall not terminate if such material breach is cured within such thirty (30) day period.

     b. Termination by the Fund. The Fund may, without payment of penalty, terminate

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

this Agreement upon 90 days' written notice to Fund Services.

     c. Termination by Fund Services. Fund Services may, without payment of penalty, terminate this Agreement upon 90 days' written notice to the Fund.

     d. Assignment. No assignment of this Agreement by Fund Services shall occur without the written consent of the Fund and approval by the Board of Directors of the Fund as described in Section 13 herein.

15. Notices. All notices to be given hereunder shall be deemed properly given if given in writing, delivered in person, or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail, (i) if to Fund Services, to PBHG Fund Services, 825 Duportail Road, Wayne, PA 19087,
Attn: Brian Bereznak, and (ii) if to the Fund, to The PBHG Insurance Series Funds, Inc., 825 Duportail Road, Wayne, PA 19087, Attn: Michael Harrington, or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

16. Force Majeure. In the event Fund Services is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, Fund Services shall not be liable for any losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse Fund Services from being liable to the Fund for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Fund due to the non-performance or delay in performance by Fund Services of its duties and

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obligation under this Agreement if such non-performance or delay in performance could have been reasonably prevented by Fund Services through back-up systems and other procedures commonly employed by other persons in the mutual fund industry who provide services similar to those to be provided by Fund Services under this Agreement, provided that Fund Services shall have the right, at all times, to mitigate or cure any losses, including by making adjustments or corrections to any current or former shareholder accounts.

17. Miscellaneous.

     a. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, except as such laws may conflict with the 1940 Act and the rules thereunder or other applicable federal laws or regulations.

     b. Severability. If any provision of this Agreement shall be held or made invalid in whole or in part by a court decision, statute, rule, or otherwise, the remaining provisions of the Agreement shall not be affected thereby. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

     c. Confidentiality. Fund Services agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present, or prospective shareholders, except, after prior notification to and approval in writing by the Fund, which approval shall not be withheld unreasonably and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     d. Amendments in Writing. Any part of this Agreement or any appendix hereto may be amended or waived only by an instrument in writing signed by the parties hereto.

     e. Headings and Captions. The headings and captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     f. Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund.

     g. Enforceability by Successors and Assigns. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     h. Survival of Representations, Warranties and Indemnification. The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

     i. No Joint Venture. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and Fund Services. It is understood and agreed that all services performed hereunder by Fund Services shall be as an independent contractor. This Agreement is between Fund Services and the Fund and neither this Agreement nor the performance of the services provided for herein shall create any rights in any

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

third parties. There are no third party beneficiaries hereto.

     j. No Waiver. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

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


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

                                       PBHG FUND SERVICES


                                       By: /s/ Lee T. Cummings
                                          --------------------------------------
                                       Title:  Treasurer


                                       THE PBHG INSURANCE SERIES
                                          FUNDS, INC.


                                       By: /s/ Brian F. Bereznak
                                          --------------------------------------
                                       Title:  Vice President

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

                                   APPENDIX A

                                    Services


     Fund Services generally shall be responsible for providing shareholder services, including but not limited to the following:


     1.       Provide "General" Shareholder Support.

     2.       Process "Phone" Transactions
                       ACH Buys from Bank of record
                       ACH Redemption to Bank of record
                       Process Purchase Orders (Wire or Check settlement) Wire Redemption to Bank of record
                       Account Exchanges between funds
                       Wire Redemption to Bank of record

     3.       Process "Basic" Account Maintenance
                       Stop/restart/defer systematic investment purchase Increase/decrease a systematic investment purchase Increase/decrease/defer/discontinue a systematic withdrawal plan
                       Add a beneficiary birth date
                       Change dividend/capital gains distribution option Stop dividend mail
                       Add/change a dividend move
                       Combine identical accounts within same fund
                       Add/delete "stop mail" from an account
                       Stop/Replace a redemption check
                       Add/change/delete systematic exchange with the same registration

     4.       Research/Document/Request corrective processing by Transfer Agent

     5.       Correspondence Services (Adviser and Call Center Related Issues)

     6.       Problem Research and Resolution

     7.       Institutional Desk Servicing
                       Dealer Servicing
                       Account Maintenance
                       Dealer File Maintenance
                       Transaction Processing
                       Order Settlement Support
                       Adjustment Processing Support
                       NSCC Networking Support

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                       Fund Info/Data Dissemination

     8.       Non-Signature Guaranteed address change
                       Stop/restart/defer a Systematic Monthly Investment (SIP) Increase/decrease a Systematic Monthly Investment (SIP) Increase/decrease/defer/discontinue a systematic withdrawal plan (SWP)
                       Add a beneficiary birth date
                       Change dividend/capital gains distribution method
                       Stop dividend mail
                       Add/change a dividend move
                       Combine identical accounts within the same funds
                       Add or delete stop mail from the account
                       Stop or replace a redemption check after 15 days Add/change/delete systematic exchanges (SYSEXCH) with the same registration
                       Correct minor errors in names on registration if clearly indicated on the application.
                       Reissue checkwriting drafts on a Cash Reserve account where the privilege has been established
                       Link/unlink accounts for the INVESTOR statement product (managers only)


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

                                                                       EXHIBIT C
                                                            YEAR 2000 COMPLIANCE
                                                                          Page 1


Definitions:

     "Embedded Control" shall mean any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip, whether it is part of or operates in conjunction with any mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives or peripherals ("Hardware") or any other electronic or mechanical device that operates, controls or monitors any function of any real or personal property, including but not limited to any security, access control or telecommunications devices or systems.

     "Information System" shall mean any combination of any Hardware, software, databases or Embedded Controls employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

     "Year 2000 Compliant": shall mean:

     (a) that each component of an Information System or any Embedded Control:

          (i) is designed (or has been modified) to be used prior to and after January 1, 2000; and

          (ii) will operate without error arising from the creation, recognition, acceptance, calculation, display, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates or date-based, date-dependent or date-related data, including but not limited to century recognition, day-of-the-week recognition, leap years, date values and interfaces of the date functionalities; and

          (iii) will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century.

     (b) that the design architectures and functionalities embodying, reflecting or affecting the criteria set forth in subparagraph (a), above, of all components of an Information System (or the methods used to modify them) are compatible and, when operated in, on or in conjunction with any other component of such Information System, will not cause it or any of its components to fail to satisfy the criteria set forth in subparagraph (a), above.

     (c) that an Information System does not receive data from or communicate with any component or Information System external to itself (whether or not such external component or Information System is DST's or any third party's) that does not conform to the criteria set forth in subparagraphs (a) and (b), above.

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

     UAM SSC represents and warrants that all Information Systems of UAM SSC used in the performance of UAM SSC's obligations under this Contract are Year 2000 Compliant.

     UAM SSC covenants that it will take all actions necessary to ensure:

     (a) that all Information Systems of UAM SSC and the databases used therewith or created thereby:

          (i) shall remain Year 2000 Compliant at all times during the term of this Contract;

          (ii) shall be adequately protected from contamination by non-Year 2000 Compliant third-party communications received by any electro-mechanical or electronic devices of UAM SSC; and

     UAM SSC acknowledges and agrees that for the purposes of this Contract:

     (a) the Fund may request, and UAM SSC will provide a detailed summary of the Year 2000 Compliant status of UAM SSC's Information Systems and Embedded Controls; and

     (b) UAM SSC shall not be relieved of any liability or responsibility for any losses to the Fund pursuant to paragraph 8 of this Agreement in respect of any breach of UAM SSC's obligations pursuant to this Exhibit C.


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